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                                                                    EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 3, 2000 relating to the financial statements, which appear on Page 43 in the 2000 Annual Report to Shareholders of Precision Castparts Corp., which is incorporated by reference in Precision Castparts Corp.'s Annual Report on Form 10-K for the year ended April 2, 2000. We also consent to the incorporation by reference of our report dated May 3, 2000 relating to the financial statement schedules, which appears in Item 14(a)2 of such Annual Report on Form 10-K.



PricewaterhouseCoopers LLP

Portland, Oregon
July 19, 2000